Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2019

OPERATING RESULTS

LENEXA, Kansas (April 6, 2020) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for 2019. An investor conference call is scheduled for 11:15 a.m. EDT on Monday, April 6, 2020 (see details below).

Highlights for the Year Ended December 31, 2019

●	Total revenues decreased in 2019 to $10,441,364 from $11,291,409 in 2018. The primary reason for the overall revenue decrease is a decline of $1,398,115 (15%), in product revenues, offset by an increase in service and other revenue of $548,070,(25%), from 2018 levels. Product sales continue to face challenges for our in-car and body-worn systems because our competitors have released new products with advanced features and have maintained their product price cuts. Our law enforcement product sale revenues declined over the prior period due to price-cutting, willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation.

●	We introduced a new product platform, the EVO-HD, specifically for in-car systems for law enforcement late in June 2019 to address our competitors’ new product features and we experienced positive traction in the second half of 2019; however, we expect potential customers to review and test the EVO-HD prior to adopting the new platform for deployment. This new product platform utilizes advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers. We believe the EVO-HD will improve product revenues in future quarters as customers become aware of and commit to it.

●	Our objective is to expand our recurring service revenue to help stabilize our revenues on a quarterly basis. Overall our service and other revenues improved to $2,708,568 in 2019, an increase of $548,070 (25%), with higher revenues in every service category. Revenues from extended warranties have been increasing and were approximately $1,414,308 for 2019, an increase of $308,019 (28%) over 2018. Revenues from product installations have increased steadily in recent quarters and reached $259,249 for 2019, an increase of $168,738 (186%) over 2018. Additionally, revenues from cloud storage has been increasing in recent quarters and reached $749,713 in 2019, an increase of $31,827 (4%) over 2018. Other service revenues including event security, schools , software and non-warranty repair has been increasing in recent quarters and reached $285,298 in 2019, an increase of $39,486 (16%) over 2018. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, such as our NASCAR affiliation, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues for us in the future.

●	We asserted two significant patent infringement lawsuits involving Axon and WatchGuard that have had significant impacts on our quarterly results primarily due to the timing and amount of legal fees expended on such lawsuits. We settled the WatchGuard lawsuit in May 2019 for $6.0 million. In June 2019 the District Court granted Axon’s Motion for Summary Judgment, accepted Axon’s position that it did not infringe on our patents and dismissed the lawsuit. We appealed the Court’s ruling and the oral argument on the Company’s appeal was set for April 6, 2020. However, on March 12, 2020, the panel of judges for the United States Court of Appeals issued an order cancelling the oral argument and stating that they will decide the appeal based on the parties’ briefs without oral argument. If the Court of Appeals overturns the summary judgment ruling, a new judge will be assigned to handle the litigation with Axon due to the recent resignation of Judge Murguia, the District Court judge who issued the summary judgment order. Future quarterly results during 2019 and beyond will continue to be impacted as this appeal is decided and if the case moves to trial. If we win the appeal and the case moves to trial, the jury will determine whether Axon infringed our patents.

Recent Developments

●

On March 3, 2020, we consummated an underwritten public offering of 2,521,740 shares of common stock at a price of $1.15 per share. The net proceeds, after deducting underwriting discounts and commissions but before deducting other expenses in connection with the offering, and assuming the underwriters do not exercise their option to purchase up 378,261 shares at the public offering price within 45 days of the offering, are approximately $2.67 million. We are using the net proceeds from this offering to repay debt and for general corporate purposes.

●

On March 6, 2020, we received notice from the NASDAQ hearing panel that we have been granted an extension until June 30, 2020 to regain compliance with Rule 5550(b), which requires us to have at least i) $2.5 million in shareholder equity; or ii) $35 million in market value of listed securities, or iii) net income from continuing operations of at least $500,000 in the most recently completed fiscal year or in two of the last three fiscal years. Our goal is to meet the $2.5 million minimum shareholder equity requirement for continued listing on NASDAQ. There can be no assurance that the Company’s will regain compliance with the NASDAQ’s Listing Rule on or prior to the June 30, 2020 required date. Furthermore, even if we regain compliance on or prior to such date, we must continue to maintain compliance thereafter with such Rule.

●

Subsequent to December 31, 2019 economies throughout the world have been severely disrupted by the effects of the quarantines, business closures and the reluctance of individuals to leave their homes as a result of the outbreak of the coronavirus (COVID-19). Although we remain open as an “essential business,” our supply chain has been disrupted and our customers and in particular our commercial customers have been significantly impacted, which has in turn reduced our operations and activities. In addition the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of the virus. We cannot forecast with any certainty when the disruptions caused by the virus will cease to impact our business and the results of our operations.

●	Revenues for the first quarter 2020 are consistent with revenues reported during the first quarter of 2019 based on preliminary financial information. Management was expecting a substantial increase in first quarter 2020 revenues given contracts that had been awarded and the traction of new products. Several contracts were delayed as a result of the coronavirus and therefore did not ship in the first quarter of 2020 as originally expected. We continue to develop new products from our robust patent portfolio and are considering acquiring the distribution rights for several products all of which we expect to improve revenues during the balance of 2020. However, there can be no assurance that revenues from these new products and distribution agreements will materialize in 2020, in particular when considering the disruptions caused by the COVID-19 virus.

Management Comments

“In June 2019 we introduced the EVO-HD, an important and revolutionary new product platform. The EVO-HD is designed specifically for law enforcement in-car systems to address our customers’ needs and competitors’ new product features. We believe the flexibility of our new modular design, which is cloud-based and comes with embedded VuLink technology, will be attractive to customers and help us regain market share. Although customers evaluate and our new EVO-HD systems, we continue to face challenges for our existing in-car and body-worn systems due to our competitors releasing new products with advanced features, maintaining their product price cuts and, in some cases, infringing on our patents,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally. “We continue to expand our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. We are also pursuing several new market channels that do not involve our traditional law enforcement and private security customers, including our technology partner affiliation with NASCAR, MetLife Stadium, KMC Brands and the Kansas City Chiefs, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, these new market channels could yield recurring service revenues in the future.”

“We are pleased that we have settled our lawsuit with WatchGuard. The settlement should serve notice to the industry that we are the rightful owner of ‘auto-activation’ patents and that we intend to defend our patents and to hold infringing parties responsible for their actions,” concluded Ross.

2019 Operating Results

For the year ended December 31, 2019, our total revenue decreased by 7.5% to approximately $10.4 million, compared with revenue of approximately $11.3 million for the year ended December 31, 2018.

Gross profit decreased 18% to $3,232,629 for the year ended December 31, 2019 versus $3,961,808 in 2018. Our gross margin decrease is primarily attributable to the 7.5% decrease in revenues and the cost of sales as percentage of revenues increasing to 69% for the year ended December 31, 2019 from 65% for the year ended December 31, 2018.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 36% to $9,265,410 in the year ended December 31, 2019 versus $14,517,865 in 2018. The significant decrease was attributable to the patent litigation settlement of $6.0 million that we received during 2019. Exclusive of such settlement, overall selling, general and administrative expenses as a percentage of sales increased to 146% for the year ended December 31, 2019 compared to 129% in 2018.

We reported an operating loss of $6,032,781 for the year ended December 31, 2019, compared to an operating loss of $10,556,057 in 2018.

We elected to record the obligation related to the proceeds investment agreement (“PIA”) at fair-value. Accordingly, the estimated fair value of the obligation increased as a result of the $6.0 million litigation settlement with WatchGuard and the delay in the Axon patent litigation caused by the unfortunate District Court ruling on the motion for summary judgment. We will now have to wait as the Appellate Court considers and rules on our appeal. The increase in fair value of the PIA resulted in a non-cash charge of $3,358,000 for the year ended December 31, 2019 compared to $74,487 in 2018.

We elected to account for the secured convertible notes that were issued in August of 2019 on their fair value. Therefore, we determined the fair value of the secured convertible notes as of their issuance date and as of December 31, 2019 to be $1,845,512 and $1,593,809, respectively. During the year ended December 31, 2019, the holders converted an aggregate of $648,067 of convertible note principal to equity. The change in fair value from the issuance date of August 5, 2019 and December 31, 2019 was $519,821, which was recorded as a non-cash charge during the year ended December 31, 2019.

We reported a net loss of ($10,005,713), or ($0.87) per share, in the year ended December 31, 2019 compared to a prior-year net loss of $15,544,551 or ($1.93) per share. No income tax provision or benefit was recorded in the either 2019 or 2018 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Monday, April 6, 2020, to discuss its operating results for 2019 and the status of its patent infringement litigation against Axon Enterprise, Inc. and insight into 2020. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 3474957 a few minutes before 11:15 a.m. EDT on Monday April 6, 2020.

A replay of the conference call will be available two hours after its completion, from April 6, 2020 until 11:59 p.m. on June 6, 2020 by dialing 855-859-2056 and entering the conference ID # 3474957.

For additional news and information please visit or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether it will be able to resolve its liquidity and operational issues; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will achieve positive outcomes in its litigation with Axon, including whether the Appeals Court will rule in its favor; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; whether the partnerships with NASCAR, KMC Brands and the Kansas City Chiefs will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018
Assets
Current assets:
Cash and cash equivalents	$359,685	$3,598,807
Accounts receivable-trade, less allowance for doubtful accounts of $123,224 – 2019 and $70,000 – 2018	1,071,018	1,847,886
Accounts receivable-other	514,730	382,412
Inventories, net	5,280,412	6,999,060
Income tax refund receivable, current	44,650	44,603
Prepaid expenses	381,090	429,403

Total current assets	7,651,585	13,302,171

Furniture, fixtures and equipment, net	197,063	247,541
Intangible assets, net	413,268	486,797
Operating lease right of use assets	122,459	—
Income tax refund receivable	—	45,397
Other assets	532,500	256,749

Total assets	$8,916,875	$14,338,655

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,339,985	$784,599
Accrued expenses	845,881	2,080,667
Current portion of operating lease obligations	159,160	—
Contract liabilities-current	1,707,943	1,748,789
Unsecured promissory note payable, net of unamortized discount of $66,061	233,939	—
Secured convertible notes at fair value – current portion	1,593,809	—
Income taxes payable	5,934	3,689

Total current liabilities	6,886,651	4,617,744

Long-term liabilities:
Proceeds investment agreement, at fair value	6,500,000	9,142,000
Operating lease obligation, long term	44,460	—
Contract liabilities-long term	1,803,143	1,991,091

Total liabilities	15,234,254	15,750,835

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; 50,000,000 shares authorized; shares issued: 12,079,095 – 2019 and 10,445,445 – 2018	12,079	10,445
Additional paid in capital	83,216,387	78,117,507
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(87,388,619)	(77,382,906)

Total stockholders’ deficit	(6,317,379)	(1,412,180

Total liabilities and stockholders’ deficit	$8,916,875	$14,338,655

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2019 AND 2018

	2019	2018
Revenue:
Product	$7,732,796	$9,130,911
Service and other	2,708,568	2,160,498

Total revenue	10,441,364	11,291,409

Cost of revenue:
Product	6,577,347	6,805,897
Service and other	631,388	523,704

Total cost of revenue	7,208,735	7,329,601

Gross profit	3,232,629	3,961,808
Selling, general and administrative expenses:
Research and development expense	2,005,717	1,444,063
Selling, advertising and promotional expense	3,652,434	2,797,793
Stock-based compensation expense	2,112,090	2,272,656
General and administrative expense	7,495,169	8,003,353
Patent litigation settlement	(6,000,000)	—

Total selling, general and administrative expenses	9,265,410	14,517,865

Operating loss	(6,032,781)	(10,556,057)

Other income (expense)
Interest income	37,410	19,524
Interest expense	(43,373)	(1,366,520)
Change in warrant derivative liabilities	—	(319,105)
Change in fair value of secured convertible notes	(519,821)	—
Change in fair value of secured convertible debentures	—	(2,296,444)
Change in fair value of proceeds investment agreement	(3,358,000)	(74,487)
Loss on the extinguishment of secured convertible debentures	—	(600,000)
Secured convertible notes issuance expense	(89,148)	(351,462)

Total other income (expense)	(3,972,932)	(4,988,494)

Loss before income tax (benefit)	(10,005,713)	(15,544,551)
Income tax (benefit)	—	—

Net loss	$(10,005,713)	$(15,544,551)

Net loss per share information:
Basic	$(0.87)	$(1.93)
Diluted	$(0.87)	$(1.93)

Weighted average shares outstanding:
Basic	11,478,618	8,073,257
Diluted	11,478,618	8,073,257

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019 FILED WITH THE SEC)